Exhibit 23.1 Consent of Independent Registered Public Accounting Firm

Consent of Independent Registered Public Accounting Firm

As the independent registered public accountants of The First Bancorp, Inc. and Subsidiary, we hereby consent to the incorporation by reference in the registration statements No. 333-209156 and 333-238258 on Form S-8 and No. 333-64308 on Form S-3 of our report dated March 11, 2022, with respect to the consolidated balance sheets of The First Bancorp, Inc. and Subsidiary as of December 31, 2021 and 2020, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2021, and the effectiveness of internal control over financial reporting as of December 31, 2021, which reports appear in the December 31, 2021 annual report on Form 10-K of The First Bancorp, Inc.

/s/ Berry Dunn McNeil & Parker, LLC
Portland, Maine
March 11, 2022